Exhibit 99.1

Walker & Dunlop Reports Fourth Quarter

EPS Growth of 52% on Record Revenues

FOURTH QUARTER 2014 HIGHLIGHTS

•	Loan origination volume of $4.3 billion, up 83% over Q4’13

•	Increase in loan origination volume driven by 188% increase in Fannie Mae and Freddie Mac originations

•	Total revenues of $112.6 million, up 32% over Q4’13

•	GAAP and adjusted diluted earnings per share[1] of $0.50, up 52% over Q4’13

•	Adjusted EBITDA[2] of $23.4 million, up 31% over Q4’13

FULL YEAR 2014 HIGHLIGHTS

•	Loan origination volume of $11.4 billion, up 35% over 2013

•	Total revenues of $360.8 million, up 13% over 2013

•	Net income of $51.4 million, or $1.58 per diluted share, up 24% over 2013

•	Adjusted diluted earnings per share of $1.59, up 24% over 2013

•	Servicing portfolio at $44.0 billion, an increase of $5.1 billion for the year

•	Adjusted EBITDA of $84.8 million, up 49% over 2013

•	Originator headcount increased to 102, up 67% from December 31, 2013

Bethesda, MD – February 12, 2015 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today fourth quarter and full year 2014 results. Total revenues for the fourth quarter 2014 were $112.6 million, a 32% increase over fourth quarter 2013. Revenue growth was driven by record origination volume including significant increases in lending with Fannie Mae and Freddie Mac. Fourth quarter 2014 GAAP net income and adjusted net income, which excludes certain items1, increased to $16.3 million, or $0.50 per diluted share, from fourth quarter 2013 GAAP net income of $11.2 million and adjusted net income of $11.4 million, or $0.33 of GAAP and adjusted diluted earnings per share. Adjusted EBITDA for the fourth quarter 2014 was $23.4 million compared to $17.9 million for the same period last year, a 31% increase. Total revenues for 2014 were a record $360.8 million, a 13% increase from 2013. GAAP net income for

2014 increased 24% to $51.4 million, or $1.58 per diluted share, from $41.5 million, or $1.21 per diluted share in 2013. Adjusted net income for 2014 increased 18% to $51.7 million, or $1.59 per diluted share, from $44.0 million, or $1.28 per diluted share in the prior year. Adjusted EBITDA for 2014 was $84.8 million compared to $56.8 million in 2013, a 49% increase.

“The fourth quarter was an exceptional finish to a very strong year,” commented Walker & Dunlop Chairman and CEO Willy Walker, “Our record origination volumes and revenues and our 24% growth in year-over-year adjusted earnings per share are a testament to the great team we have in place. Since we went public in 2010, the volume of commercial real estate loan refinancings has declined every year, yet Walker & Dunlop has grown revenues at a compound annual growth rate of 31% over that period. We are now faced with dramatic increases in refinancing volumes and have built one of the strongest brands and platforms in our industry to meet that opportunity.

“As we look ahead,” Walker continued, “the publication of the 2015 GSE scorecard in January clears the way for Walker & Dunlop to remain one of the dominant providers of capital to the multifamily industry given our ranking as the #1 Fannie Mae DUS lender and #3 Freddie Mac Program Plus Seller by volume in 2014. The acquisition of Johnson Capital in Q4 2014 and continued recruiting of new production talent across our entire lending platform positions us extremely well for the increased deal flow in the coming years. And with exceedingly low interest rates and significant domestic and foreign capital looking to invest in commercial real estate, we are very excited about the macro-economic drivers of our business over the next few years.”

OPERATING RESULTS

TOTAL REVENUES for the fourth quarter 2014 were $112.6 million compared to $85.5 million for the fourth quarter 2013, a 32% increase. The increase in total revenues was driven by the 83% increase in loan origination volume, which included a 188% increase in lending with Fannie Mae and Freddie Mac. Within the components of revenue, mortgage banking gains increased 37% to $71.9 million, servicing fees increased 10% to $26.1 million, net warehouse interest income on loans held for sale increased 161% to $4.4 million, net interest income on interim loans increased 223% to $1.9 million and other revenue increased 20% to $7.1 million. Total revenues were $360.8 million for 2014 compared to $319.0 million for the prior year, a 13% increase.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the fourth quarter 2014 were $71.9 million compared to $52.4 million for the fourth quarter 2013, a 37% increase. This increase in gains from mortgage banking was primarily driven by the increase in origination volumes during the quarter. LOAN ORIGINATION FEES were $39.8 million for the fourth quarter 2014 compared to $31.0 million for the fourth quarter 2013, a 28% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $32.1 million in the fourth quarter 2014 compared to $21.4 million in the fourth quarter 2013, a 50% increase. For the full year, GAINS FROM MORTGAGE BANKING ACTIVITIES were $222.0 million compared to $203.7 million for the prior year, a 9% increase. LOAN ORIGINATION FEES were $125.5 million for 2014 compared to $111.7 million for the prior year, a 12% increase. MSRs were $96.5 million for 2014 compared to $92.0 million for the prior year, a 5% increase.

GAAP TOTAL EXPENSES were $86.0 million for the fourth quarter 2014 compared to GAAP total expenses of $67.5 million for the fourth quarter 2013, a 27% increase, and adjusted total expenses1 of $65.3 million for the fourth quarter 2013, a 32% increase. The increase in total expenses was due to the rise in variable compensation as a result of the growth in loan origination volume, an increase in bonus expense based on the year-over-year improvement in Company performance, as well as an increase in interest expense on corporate debt resulting from the closing of our $175 million term loan facility in the fourth quarter 2013. In addition, fourth quarter 2014 expenses include a one-time charge of $1.3 million related to the accelerated pay-out of future servicing fees resulting from the termination of our joint venture with ARA. Personnel expense for the fourth quarter 2014 was $48.9 million, an increase of 32% from $37.0 million for the fourth quarter 2013 primarily due to higher variable compensation. Personnel expense as a percentage of total revenues in the fourth quarter 2014 was 43%. GAAP TOTAL EXPENSES for 2014 were $276.9 million compared to GAAP total expenses of $252.3 million for the prior year, a 10% increase. Adjusted total expenses were $276.4 million for 2014 compared to adjusted total expenses of $246.5 million for 2013, a 12% increase. The increase in total expenses is primarily the result of a 175% increase in corporate debt expense and a 12% increase in personnel expense stemming primarily from increased production.

GAAP INCOME FROM OPERATIONS was $26.6 million for the fourth quarter 2014, an increase of 48% over the fourth quarter 2013 GAAP income from operations and 45% over the fourth quarter 2013 adjusted income from operations1, producing GAAP and ADJUSTED OPERATING MARGINS1 of 24% compared to 21% for the fourth quarter 2013. 2014 GAAP income from operations was $83.9 million, an increase of 26% over the prior year, producing a GAAP operating margin of 23%, compared to 21% for the same period last year. 2014 adjusted income from operations was $84.4 million, an increase of 19% over the prior year, producing an adjusted operating margin of 23% compared to 22% for the same period last year.

ADJUSTED EBITDA for the fourth quarter 2014 was $23.4 million compared to $17.9 million for the same period last year, a 31% increase. Adjusted EBITDA for 2014 was $84.8 million compared to $56.8 million in the prior year, an increase of 49%. The year-over-year increase was primarily a result of the $13.8 million increase in loan origination fees, an $8.2 million growth in servicing revenues, a $10.0 million increase in net warehouse and interim loan interest income and a decrease in net write offs of $3.9 million, partially offset by commissions and variable compensation increases.

LOAN ORIGINATION VOLUME

LOAN ORIGINATIONS increased 83% to a record $4.3 billion in the fourth quarter 2014 with loans originated for Fannie Mae and Freddie Mac increasing 188% from the fourth quarter 2013. Volumes with Fannie Mae and Freddie Mac contributed 69% of total origination volume in the fourth quarter 2014 compared to 44% in the fourth quarter 2013. For the full year, loan originations were $11.4 billion compared to $8.4 billion for 2013, a 35% increase. Volume with Fannie Mae and Freddie Mac totaled $7.6 billion, or 67% of 2014 origination volume, up from 53% last year. Originations with Freddie Mac grew 112%, the primary contributor of the 71% increase in GSE originations. This increase in GSE volumes drove the Company’s market share with Freddie Mac to 10.0% this year from 7.7% in 2013 and market share with Fannie Mae to 12.4% this year from 11.3% in 2013. Interim lending grew 77% over 2013 as the Company increased its on-balance sheet interim loans by 66%. Brokered loans were flat year over year and HUD lending decreased 38% in 2014 over 2013. The Company’s CMBS partnership, which began making loans in 2014, originated $116.1 million of loans during the year, $89.5 million of which was originated by the Company’s originators.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $44.0 billion at December 31, 2014, a 13% increase from $38.9 billion at December 31, 2013. $5.1 billion in net loans were added to the servicing portfolio during the period, of which 75% were Fannie Mae and Freddie Mac loans. The Johnson Capital acquisition added approximately $0.6 billion of HUD servicing to the Company’s portfolio during 2014. The average duration of the portfolio is 10.3 years, and 84% of the servicing fees remain prepayment protected.

SERVICING FEES were $26.1 million for the fourth quarter 2014, compared to $23.8 million for the fourth quarter 2013, a 10% increase. In the fourth quarter 2014 servicing fees were 23% of total revenues. Servicing fees for the year were $98.4 million compared to $90.2 million for the prior year, a 9% increase. Servicing fees were 27% of total revenues in 2014.

The WEIGHTED AVERAGE SERVICING FEE at December 31, 2014 remained unchanged at 24 basis points from December 31, 2013.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $17.4 billion at December 31, 2014 compared to $15.1 billion at December 31, 2013.

The Company’s at risk servicing portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

60+ DAY DELINQUENCIES were $16.6 million, or 10 basis points of the at risk servicing portfolio, at December 31, 2014 compared to $3.3 million, or two basis points of the at risk servicing portfolio, at December 31, 2013. There were no delinquencies in the Company’s on-balance sheet interim loan portfolio at December 31, 2014 or 2013.

PROVISION FOR CREDIT LOSSES associated with the at risk servicing portfolio for 2014 was $1.8 million, a 102% increase from the prior year provision of $0.9 million. For the fourth quarter 2014, the provision for credit losses associated with the at risk servicing portfolio was $0.5 million compared to a net recovery of $0.1 million for the fourth quarter 2013.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $225.3 million at December 31, 2014. Although all of our interim loans are current and performing as expected as of December 31, 2014, the Company provided a general reserve for potential losses of $0.9 million, representing under 1% of the unpaid principal balance, compared to $0.4 million as of December 31, 2013.

NET WRITE-OFFS for the fourth quarter 2014 were $0.5 million, or less than one basis point of the December 31, 2014 at risk servicing portfolio, compared to $1.0 million for the prior year. During the fourth quarter 2014, one loan for which losses were previously recognized as part of the provision for credit losses from 2012 was settled with Fannie Mae. Net write-offs for 2014 were $5.2 million, or 3 basis points of the December 31, 2014 at risk servicing portfolio, compared to $9.2 million in the prior year. Net write-offs represent the cash settlement of the Company’s guaranty obligations related to losses provided for in prior periods.

PLATFORM GROWTH

Walker & Dunlop acquired the loan origination and servicing portfolio of Johnson Capital Group, Inc (“Johnson Capital”) in the fourth quarter 2014. As part of the acquisition, the Company expanded its national brokerage footprint with the addition of 34 originators in two new offices and seven existing Walker & Dunlop locations. The originators that joined Walker & Dunlop from Johnson Capital contributed $204.0 million in loan originations in the fourth quarter 2014. The acquisition of Johnson Capital and the net new hires during 2014 increased originator headcount from 61 at December 31, 2013 to 102 at December 31, 2014.

[1]

Certain items that are not reflective of our ongoing operations are excluded. These items include acquisition, integration and amortization costs related specifically to the CWCapital acquisition, severance and lease restructuring charges related to our fourth quarter 2013 expense reduction efforts, early extinguishment of our term loan facility, and revenues from the termination fee related to the transfer of servicing for a portion of the Fannie Mae small loan portfolio. For details of these selected items, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures.”

[2]	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, February 12, 2015 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (888) 632-3384 from within the United States or (785) 424-1675 from outside the United States and are asked to reference the Conference ID: WDQ414. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time February 12, 2015 through February 26, 2015. Please call (800) 753-0348 from the United States or (402) 220-2672 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, MD, is one of the premier commercial real estate finance companies in the nation. The firm’s scaled lending platform provides customers with a comprehensive suite of financing solutions for multifamily and commercial properties located across the United States. Walker & Dunlop has more than 450 professionals with an unyielding commitment to client satisfaction located in 22 offices nationwide. For more information, please visit www.walkerdunlop.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes certain revenues and expenses that are not reflective of our ongoing operations: adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin. These supplemental measures exclude acquisition, integration and amortization costs related specifically to the CWCapital acquisition, severance and lease restructuring charges related to our fourth quarter 2013 expense reduction efforts, early extinguishment of our term loan facility, and revenues from the termination fee related to the transfer of servicing for a portion of the Fannie Mae small loan portfolio.

In addition, the Company presents adjusted EBITDA which is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, GAAP net income. Adjusted EBITDA represents GAAP net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. In addition, adjusted EBITDA further excludes the impact of the aforementioned acquisition, integration and restructuring costs, severance and lease restructuring charges related to our fourth quarter 2013 expense reduction efforts, early extinguishment of our term loan facility, and revenues from the termination fee related to the transfer of servicing for a portion of the Fannie Mae small loan portfolio that are not considered part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges, that are used to determine compliance with financial covenants.

The Company believes that adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs and revenues are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands, except per share data)

	December 31,
	2014	2013
Assets	(Unaudited)
Cash and cash equivalents	$113,354	$170,563
Restricted cash	13,854	5,427
Pledged securities, at fair value	67,719	49,651
Loans held for sale, at fair value	1,072,116	281,477
Loans held for investment, net	223,059	134,656
Servicing fees and other receivables, net	23,234	27,592
Derivative assets	14,535	19,563
Mortgage servicing rights	375,907	353,024
Goodwill and other intangible assets	76,586	61,777
Other assets	33,663	25,236

Total assets	$2,014,027	$1,128,966

Liabilities and stockholders’ equity
Liabilities
Accounts payable and other liabilities	$60,635	$69,206
Performance deposits from borrowers	13,668	5,234
Derivative liabilities	4,877	222
Guaranty obligation, net of accumulated amortization	24,975	23,489
Allowance for risk-sharing obligations	3,904	7,363
Deferred tax liabilities, net	84,506	74,246
Warehouse notes payable	1,216,245	373,107
Note payable	171,766	173,258

Total liabilities	$1,580,576	$726,125

Stockholders’ equity:
Preferred shares, 50,000 authorized, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 31,822 at December 31, 2014 and 34,000 at December 31, 2013.	318	340
Additional paid-in capital	224,165	244,954
Retained earnings	208,968	157,547

Total stockholders’ equity	$433,451	$402,841

Commitments and contingencies

Total liabilities and stockholders’ equity	$2,014,027	$1,128,966

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Gains from mortgage banking activities	$71,876	$52,386	$221,983	$203,671
Servicing fees	26,073	23,750	98,414	90,215
Net warehouse interest income, loans held for sale	4,403	1,687	11,343	6,214
Net warehouse interest income, loans held for investment	1,914	592	6,151	1,231
Escrow earnings and other interest income	1,204	1,113	4,526	4,008
Other	7,128	5,942	18,355	13,700

Total revenues	$112,598	$85,470	$360,772	$319,039

Expenses
Personnel	$48,867	$36,985	$149,374	$133,667
Amortization and depreciation	22,555	18,451	79,367	72,876
Amortization of intangible assets	209	263	771	3,079
Provision for credit losses	611	325	2,206	1,322
Interest expense on corporate debt	2,525	1,051	10,311	3,743
Other operating expenses	11,254	10,444	34,831	37,565

Total expenses	$86,021	$67,519	$276,860	$252,252

Income from operations	$26,577	$17,951	$83,912	$66,787
Income tax expense	10,326	6,745	32,490	25,257

Net income	$16,251	$11,206	$51,422	$41,530

Basic earnings per share	$0.51	$0.33	$1.60	$1.23

Diluted earnings per share	$0.50	$0.33	$1.58	$1.21

Basic weighted average shares outstanding	31,818	33,923	32,210	33,764

Diluted weighted average shares outstanding	32,505	34,434	32,624	34,336

Operating Data

Unaudited

	For the three months ended December 31,		For the twelve months ended December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Origination Data:
Origination Volumes by Product Type
Fannie Mae	$1,426,533	$642,751	$4,000,278	$2,762,595
Freddie Mac	1,525,458	381,907	3,626,276	1,709,781
Ginnie Mae - HUD	126,896	306,433	704,496	1,137,513
Brokered (1)	1,046,955	956,291	2,607,346	2,593,128
Interim Loans	109,874	53,400	339,802	192,020
CMBS (2)	39,735	—	89,508	—

Total Originations	$4,275,451	$2,340,782	$11,367,706	$8,395,037

Key Performance Metrics:
Operating margin	24%	21%	23%	21%
Adjusted operating margin (3)	24%	21%	23%	22%
Return on equity (annualized)	15%	11%	13%	11%
Net income	$16,251	$11,206	$51,422	$41,530
Adjusted EBITDA (3)	$23,406	$17,904	$84,805	$56,783
Diluted EPS	$0.50	$0.33	$1.58	$1.21
Adjusted diluted EPS (3)	$0.50	$0.33	$1.59	$1.28
Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	43%	43%	41%	42%
Other operating expenses	10%	12%	10%	12%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	0.93%	1.33%	1.10%	1.33%
Gains attributable to MSRs	0.75%	0.91%	0.85%	1.10%
Gains attributable to MSRs, as a percentage of
GSE and HUD origination volume (4)	1.04%	1.60%	1.16%	1.64%

			As of December 31,
Servicing Portfolio by Product Type:			2014	2013
Fannie Mae			$20,521,425	$19,352,880
Freddie Mac			12,916,705	10,271,732
Ginnie Mae - HUD			5,828,981	5,044,193
Brokered (1)			4,423,396	4,132,602
Interim Loans			225,318	135,620
CMBS (5)			116,065	—

Total Servicing Portfolio			$44,031,890	$38,937,027

Key Servicing Metric (end of period):
Weighted-average servicing fee rate			0.24%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	Brokered transactions for our CMBS partnership. For the three and twelve months ended December 31, 2014, the CMBS partnership’s loan originations totaled $57.7 million and $116.1 million, respectively.
(3)	This is a non-GAAP financial measure. For more information on our non-GAAP financial measures, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan program and CMBS originations.
(5)	Loans serviced by us that were originated through our CMBS partnership. All loans originated by the CMBS partnership, whether brokered by us or not, are serviced by us.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

Unaudited

	For the three months ended December 31,		For the twelve months ended December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$16,251	$11,206	$51,422	$41,530
Shares (1)	32,505	34,434	32,624	34,336

GAAP diluted earnings per share	$0.50	$0.33	$1.58	$1.21

GAAP net income	$16,251	$11,206	$51,422	$41,530
Adjustments:
Severance costs (2)	$—	$429	$—	$429
Amortization of intangible assets	—	246	509	3,009
Lease modification and exit charges	—	312	—	1,137
Loss on extinguishment of debt	—	1,214	—	1,214
Gain on termination of servicing (3)	—	(1,838)	—	(1,838)
Income tax impact	—	(139)	(195)	(1,513)

Adjusted net income	$16,251	$11,430	$51,736	$43,968
Shares (1)	32,505	34,434	32,624	34,336

Adjusted diluted earnings per share	$0.50	$0.33	$1.59	$1.28

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$26,577	$17,951	$83,912	$66,787
Total revenues	112,598	85,470	360,772	319,039

GAAP operating margin	24%	21%	23%	21%

GAAP income from operations	$26,577	$17,951	$83,912	$66,787
Adjustments:
Severance costs (2)	$—	$429	$—	$429
Amortization of intangible assets	—	246	509	3,009
Lease modification and exit charges	—	312	—	1,137
Loss on extinguishment of debt	—	1,214	—	1,214
Gain on termination of servicing (3)	—	(1,838)	—	(1,838)

Adjusted income from operations	$26,577	$18,314	$84,421	$70,738
Total revenues	112,598	85,470	360,772	319,039

Adjusted operating margin	24%	21%	23%	22%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$86,021	$67,519	$276,860	$252,252
Adjustments:
Severance costs (2)	$—	$429	$—	$429
Amortization of intangible assets	—	246	509	3,009
Lease modification and exit charges	—	312	—	1,137
Loss on extinguishment of debt	—	1,214	—	1,214

Adjusted total expenses	$86,021	$65,318	$276,351	$246,463

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP (continued)

Unaudited

	For the three months ended December 31,		For the twelve months ended December 31,
	2014	2013	2014	2013
Reconciliation of GAAP Net Income to Adjusted EBITDA
GAAP net income	$16,251	$11,206	$51,422	$41,530
Recurring Adjustments:
Income tax expense	10,326	6,745	32,490	25,257
Interest expense	2,525	1,051	10,311	3,743
Amortization and depreciation	22,764	18,468	79,629	72,946
Provision for credit losses	611	325	2,206	1,322
Net write-offs	(506)	(982)	(5,242)	(9,188)
Stock compensation expense	3,481	2,084	9,994	9,194
Gains attributable to mortgage servicing rights (4)	(32,046)	(21,356)	(96,514)	(91,972)
Other Adjustments:
Severance costs (2)	—	429	—	429
Amortization of intangible assets	—	246	509	3,009
Lease modification and exit charges	—	312	—	1,137
Loss on extinguishment of debt	—	1,214	—	1,214
Gain on termination of servicing (3)	—	(1,838)	—	(1,838)

Adjusted EBITDA	$23,406	$17,904	$84,805	$56,783

(1):	Diluted weighted average shares outstanding.
(2):	Severance costs incurred in connection with a cost reduction plan.
(3):	Gain attributable to the termination of the servicing rights associated with a portion of our Fannie Mae small loan portfolio.
(4):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended December 31,		As of and for the twelve months ended December 31,
(Dollars in thousands)	2014	2013	2014	2013
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$15,116,490	$13,232,089	$15,116,490	$13,232,089
Fannie Mae Modified Risk	4,747,015	4,375,148	4,747,015	4,375,148
Freddie Mac Modified Risk	53,635	68,559	53,635	68,559
GNMA-HUD Full Risk	4,728	4,863	4,728	4,863

Total risk-sharing servicing portfolio	$19,921,868	$17,680,659	$19,921,868	$17,680,659
Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$657,920	$1,745,643	$657,920	$1,745,643
Freddie Mac No Risk	12,863,070	10,203,172	12,863,070	10,203,172
GNMA-HUD No Risk	5,824,253	5,039,331	5,824,253	5,039,331
Brokered	4,423,396	4,132,602	4,423,396	4,132,602
CMBS	116,065	—	116,065	—

Total non risk-sharing servicing portfolio	$23,884,704	$21,120,748	$23,884,704	$21,120,748
Total loans serviced for others	43,806,572	38,801,407	43,806,572	38,801,407
Interim loans (full risk) servicing portfolio	225,318	135,620	225,318	135,620

Total servicing portfolio unpaid principal balance	$44,031,890	$38,937,027	$44,031,890	$38,937,027

At risk servicing portfolio (1)	$17,393,870	$15,144,146	$17,393,870	$15,144,146
Maximum exposure to at risk portfolio (2)	4,072,911	3,698,789	4,072,911	3,698,789
60+ Day delinquencies, within at risk portfolio	16,610	3,349	16,610	3,349
At risk loan balances associated with allowance for risk-sharing obligations	$25,609	$52,019	$25,609	$52,019
Allowance for risk-sharing obligations:
Beginning balance	$3,871	$8,461	$7,363	$15,670
Provision for risk-sharing obligations	539	(116)	1,783	881
Net write-offs	(506)	(982)	(5,242)	(9,188)

Ending balance	$3,904	$7,363	$3,904	$7,363

60+ Day delinquencies as a percentage of the at risk portfolio	0.10%	0.02%	0.10%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02%	0.05%	0.02%	0.05%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.01%	0.03%	0.06%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	15.24%	14.15%	15.24%	14.15%
Allowance for risk-sharing as a percentage of maximum exposure	0.10%	0.20%	0.10%	0.20%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.71%	0.83%	0.71%	0.83%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.